UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
August 14, 2012

Moody National REIT I, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-150612	26-1812865
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6363 Woodway Drive, Suite 110

Houston, Texas 77057
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (713) 977-7500

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
As previously disclosed, Moody National REIT I, Inc. (the “Company”) owns a joint venture interest in a 128-room all-suite hotel property located in Atlanta, Georgia, commonly known as the Residence Inn by Marriot Perimeter Center (the “Property”), through Moody National RI Perimeter JV, LLC (the “Joint Venture”).  The Company owns a 75% interest in the Joint Venture and Moody National RI Perimeter TO, LLC, a limited liability company wholly owned by Brett C. Moody, the Company’s chairman and chief executive officer, owns a 25% membership interest in the Joint Venture.

On August 14, 2012, Moody National RI Perimeter Holding, LLC (“RI Perimeter Holding”), a wholly-owned subsidiary of the Joint Venture and holder of fee simple title to the Property, and Moody National RI Perimeter Master Tenant, LLC (“Perimeter Master Tenant,” and together with RI Perimeter Holding, the “Seller”), an affiliate of RI Perimeter Holding which leases the Property from RI Perimeter Holding, entered into an Agreement of Purchase and Sale (the “Purchase Agreement”) for the sale of the Property to 6096 Barfield Road, LLC, a third party buyer (the “Buyer”), for an aggregate purchase price of $9,150,000. RI Perimeter Holding originally purchased the Property for an aggregate purchase price of $7,350,000 plus closing costs, transfer taxes and certain payments to third parties in connection with fees incurred by the seller. Pursuant to the Purchase Agreement, Buyer will acquire the Property, all furniture, fixtures, equipment, machinery and other items of tangible personal property located at the Property and owned or leased by Perimeter Master Tenant and all inventories of merchandise and supplies used in connection with the operation and maintenance of the Property. The Seller and the Buyer will equally divide all escrow fees and sales and transfer taxes in connection with the sale of the Property, and all other closing costs will be apportioned between the Seller and Buyer pursuant to the Purchase Agreement. In connection with the sale of the Property, Perimeter Master Tenant’s lease of the Property from RI Perimeter Holding will be terminated.

Subject to the satisfaction of the closing conditions set forth in the Purchase Agreement, the sale of the Property is expected to close on August 21, 2012, provided that the Seller has the right to extend the closing date to September 7, 2012 upon written notice to the Buyer. There is no assurance that the sale of the Property will close on the terms described above or at all.

The Seller intends to use the proceeds of the sale of the Property to repay the outstanding principal balance of the loan in the aggregate principal amount of $5,000,000 obtained to acquire the Property (the “Property Loan”). Pursuant to the Purchase Agreement, any prepayment penalty payable to the lender in connection with prepayment of the Property Loan will be allocated between the Seller and the Buyer as follows: (1) the Seller will be solely responsible for the payment of the portion of the prepayment penalty between $1 and $300,000; (2) the Buyer will be responsible for the payment of the portion of the prepayment penalty between $300,001 and $500,000; (3) the Seller and Buyer will each be responsible for the payment of 50% of the portion of the prepayment penalty between $500,001 and $700,000; and (4) the Seller will be solely responsible for the payment of any portion of the prepayment penalty in excess of $700,000. The amount of any prepayment penalty payable, if any, will be determined pursuant to the terms of the Property Loan. In addition, Seller has agreed to pay Residence Inn by Marriott, LLC (“Marriott”), the manager of the Property, the $600,000 franchise termination fee payable pursuant to the Management Agreement with Marriott in connection with the anticipated termination of the Management Agreement.

The material terms of the Purchase Agreement described herein are qualified in their entirety by the Purchase Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.07                      Submission of Matters to a Vote of Security Holders.

On August 14, 2012, the Company held its annual meeting of stockholders (the “Annual Meeting”). Holders of 507,863.29 shares of the Company’s common stock were represented by proxy at the Annual Meeting. The following are the voting results for each proposal presented to the Company’s stockholders at the Annual Meeting:

Proposal 1:  Election of Directors

All of the director nominees were elected to serve until the next annual meeting of the Company’s stockholders and until their successors are elected and qualified. The voting results for each of the individuals nominated for election as directors were as follows:

Name	Votes For	Votes Against	Votes Withheld
Brett C. Moody	507,863.29	—	—
William H. Armstrong, III	507,863.29	—	—
Charles L. Horn	507,863.29	—	—
John P. Thompson	507,863.29	—	—

No broker non-votes were cast in the election of the director nominees.

Proposal 2:  Ratification of the Appointment of Independent Registered Public Accounting Firm

The proposal to ratify the appointment of Frazier & Deeter, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 was approved. The following votes were taken in connection with this proposal:

Votes For	Votes Against	Abstentions
507,863.29	—	—

No broker non-votes were cast in the ratification of the appointment of Frazier & Deeter, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

10.1	Agreement of Purchase and Sale, dated August 14, 2012, by and among Moody National RI Perimeter Holding, LLC, Moody National RI Perimeter Master Tenant, LLC and 6096 Barfield Road, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOODY NATIONAL REIT I, INC.

Date: August 20, 2012	By:	/s/ Brett C. Moody
Brett C. Moody
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit	Description

10.1	Agreement of Purchase and Sale, dated August 14, 2012, by and among Moody National RI Perimeter Holding, LLC, Moody National RI Perimeter Master Tenant, LLC and 6096 Barfield Road, LLC